Exhibit 1.01
Baxter International Inc.
Conflict Minerals Report
For The Year Ended December 31, 2025

This Conflict Minerals Report for the year ended December 31, 2025 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (Rule 13p-1). Rule 13p-1 imposes certain reporting obligations on U.S. Securities and Exchange Commission (SEC) registrants whose manufactured products contain minerals specified in Rule 13p-1 that are necessary to the functionality or production of their products. These minerals are defined as cassiterite, columbite-tantalite, gold, wolframite, or their derivatives, which are currently limited to tin, tantalum, and tungsten (collectively 3TG) for the purposes of Rule 13p-1. These requirements apply to registrants regardless of the geographic origin of the 3TGs and whether or not they fund armed conflict.

Certain products manufactured by Baxter International Inc. and its consolidated subsidiaries (collectively, the Company, Baxter, we, our, or us, unless the context otherwise requires) are comprised of materials and components that contain 3TG that are necessary to the functionality and/or production of such products (see “Product Description” below). Due to the depth of its supply chain, the Company is far removed from the sources of ore from which these metals are produced and the smelters and refiners that process those ores. Additionally, the amount of information available globally on the traceability and sourcing of these ores is extremely limited, which is a situation that is not unique to the Company. As a result, the efforts undertaken by the Company to identify the countries of origin of those ores reflect the Company’s respective position in the supply chain and the challenge presented to it by the limited availability of information. The Company has taken steps to identify the applicable smelters and refiners of the 3TG in its supply chain and their respective source, but in general, the Company believes that these smelters and refiners are best situated to identify the sources and countries of origin of these metals. The efforts described herein were undertaken on the products manufactured by the Company (as described below) during the year ended December 31, 2025, and do not include products from the Company's Kidney Care business, which was sold in January 2025.

Product Description

The Company, through its subsidiaries, provides a broad portfolio of essential healthcare products, including sterile intravenous solutions; infusion systems and devices; parenteral nutrition therapies; inhaled anesthetics; generic injectable pharmaceuticals; surgical hemostat and sealant products; smart bed systems; patient monitoring and diagnostic technologies; respiratory health devices; and advanced equipment for the surgical space.

For the year ended December 31, 2025, this Conflict Minerals Report covers products manufactured, directly or indirectly, by the Company in that year. Company products that are subject to disclosure under Rule 13p-1 include, but are not limited to: monitors, infusion pumps, smart bed systems, patient monitoring and diagnostic technologies and respiratory heath devices. The table below provides examples of where 3TG may be present in the Company’s products:

Metal	Industry Applications	Applications in the Company Products
Tantalum Refined from Columbite-tantalite (coltan)	Capacitors, resistors	Tantalum Capacitors, Alloys
Tin Refined from Cassiterite	Chemical solutions, capacitors, electrodes, Tin alloys, dioxide, electroplating	Integrated circuits, pins, resistors, capacitors, printed circuit boards, and soldering
Tungsten Refined from Wolframite	Tungsten Carbide, Alloy, light bulb, heating elements, and Tungsten Inert Gas Welding	Electrodes, welding
Gold	Electrical wiring, connectors, contact, and gold plating	Contacts, pins, connectors, cable harness, wire harness, gold plating

Reasonable Country of Origin Inquiry (RCOI)

Direct suppliers of materials reasonably believed by the Company to contain 3TG were asked to provide answers to the Responsible Minerals Initiative’s (RMI) Conflict Mineral Reporting Template (CMRT) reflecting the Company’s position in the supply chain as described above. The RMI CMRT is a preferred reporting tool for 3TG content and sourcing information worldwide.

The Company, in conjunction with a third-party vendor, reviewed the CMRTs received for completeness and consistency of answers. Suppliers were asked to provide corrections and clarifications where needed. As a result, the Company believes that its RCOI process was reasonably designed and performed in good faith.

In 2025, the Company surveyed approximately 200 significant suppliers, of which approximately 90% responded. However, these responses reflect the supplier’s overall supply chain and do not specify whether the 3TG was used in materials supplied to the Company.

Due Diligence

Design of due diligence

The Company’s overall Conflict Minerals Program is designed to conform to the five-step framework of the Organization for Economic Cooperation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the relevant supplements on 3TG, as applicable to the Company’s circumstances and position in the supply chain as a “downstream” company with no direct influence on smelters and refiners. The Company designed its due diligence measures to conform in all material respects with the due diligence framework relevant to 3TGs provided by the OECD.

The large majority of the responses received provided data at the supplier company level or a division or segment level relative to the supplier, rather than at a level directly relating to a product supplied to us, or were otherwise unable to specify the smelters or refiners used for components supplied to us. We were therefore unable to determine whether the 3TG that these suppliers reported were contained in components or parts that the suppliers supplied to us or to validate that any of these smelters or refiners are actually in our supply chain.

Due diligence performed

Establish strong Company management systems

Conflict minerals policy

The Company’s position on 3TGs is publicly posted at https://www.baxter.com/policies-positions/conflict-minerals-policy-position-statement.

Internal team

In 2025, the internal Conflict Minerals Core Team (Core Team) consisted of representatives from the Company’s procurement, environmental compliance, and legal functions. The Core Team governs our conflict minerals compliance effort and is responsible for providing guidance and direction for the implementation of our Conflict Minerals Program.

We have also taken on other management systems that include the use of a third-party vendor. Through our vendor’s tool, we are able to collect and store supplier data and CMRTs, communicate with suppliers, and monitor certain risks in our supply chain. The use of these tools and services has allowed us to assist our suppliers in understanding our expectations and requirements and generally increase the rate of responses we have received from our suppliers to our survey requests.

Control systems and grievance mechanism

The Company's controls include a Code of Conduct (Code) that outlines expected behaviors for all employees, contractors, agents and third parties in addition to the Global Supplier Standards. This Code is publicly available on our website at https://www.baxter.com/our-story/our-governance/code-conduct. To this end, anyone can utilize our Ethics and Compliance Hotline as detailed in our Code to proactively report a violation of our Code or other policies, including our Conflict Minerals Policy and related program efforts.

Maintain records

We maintain company-wide document retention policies. These policies extend to the documentation accumulated in performing our due diligence procedures and provides for the maintenance of documentation for a prescribed period of time depending on the type and nature of the document.

Supplier engagement

With respect to the OECD objective to strengthen engagement with suppliers, we have utilized the CMRT version 6.1 or higher and a third-party vendor’s web-based reporting tool for collecting conflict minerals declarations from our supply base. The use of these tools has helped us to assist our suppliers in understanding our expectations and requirements.

We have also communicated with suppliers potentially affected by our Conflict Minerals Policy and related compliance efforts, as identified through our RCOI process, and our expectation that they assist us in complying with our efforts related to our Conflict Minerals Program. This includes obtaining information to support chain of custody of the 3TG identified in our products. We have provided suppliers access to our Conflict Minerals Policy through our website or upon request.

We continue to emphasize supplier education and training. To accomplish this, we utilize a third-party vendor’s learning management system and provide all in-scope suppliers access to the third-party vendor's conflict minerals training course. All suppliers are encouraged to complete all modules within this course and we generally monitor the status of their training activities.

Identify and assess risks in the supply chain

Due to the complexity of our products and the depth, breadth, and constant changes to our supply chain, it is difficult to identify sub-tier suppliers from our direct suppliers. We have relied on supplier responses to provide us with the information about the source of conflict minerals contained in the parts and components they supply to us.

Similarly, our direct suppliers also rely on information provided by their suppliers. This chain of information creates a level of uncertainty and risk related to the accuracy of the information. We will continue to monitor, adapt, and modify our due diligence practices to conform to evolving industry practices, as appropriate.

In accordance with OECD Guidelines, it is important to understand risk levels associated with conflict minerals in the supply chain. The basis of this understanding stems from smelter or refiner (SOR) information. Each facility that meets the RMI definition of a smelter or refiner of a 3TG mineral is assigned by the RMI a risk of high, medium or low based on three scoring criteria:
1.geographic proximity to the Democratic Republic of the Congo (DRC) or an adjoining country (the Covered Countries);
2.Responsible Minerals Assurance Process (RMAP) audit status; and
3.known or plausible evidence of unethical or conflict sourcing.

We also calculate overall supplier risk based on the risk ratings of the smelters declared by that supplier on their CMRT.

Additionally, we evaluate suppliers on the perceived strength of their programs (further identifying risk in the supply chain). Evaluating and tracking the strength of a supplier's program meets the OECD Guidelines and can assist in making key risk mitigation decisions as the program progresses. The criteria (items A, E, G and H from the CMRT) used to evaluate the strength of the program are:

A. Have you established a conflict minerals sourcing policy?
E. Have you implemented due diligence measures for conflict-free sourcing?
G. Do you review due diligence information received from your suppliers against your company’s expectations?
H. Does your review process include corrective action management?

When suppliers meet or exceed the above criteria, they are deemed to have a strong program. When suppliers do not meet those criteria, they are deemed to have a weaker program.

As a member of the RMI (Member Company ID: 5456), we support engagement by the RMI with SOR(s) and the obtainment of information on country of mineral origin, transit and transportation routes used between mine and smelters and refiners. We also support the RMI’s RMAP, which includes an assessment of whether SORs have carried out all five steps of the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas framework, as discussed above, for responsible supply chains of 3TG from the Covered Countries and contribute directly to the RMI’s RMAP, which uses an independent third-party audit to identify smelters and refiners that have systems in place to help assure sourcing of only conflict-free materials.

We believe that the inquiries and investigations described above represent a reasonable effort to determine the mines or locations of origin of the 3TG in our covered products, including (1) seeking information about 3TG smelters and refiners in our supply chain through requesting that our suppliers complete the CMRT, (2) verifying those smelters and refiners with the expanding RMI lists, (3) conducting the due diligence review, and (4) obtaining additional documentation and verification, as applicable and as we are able.

Design and implement a strategy to respond to identified risks

We report our findings annually to the Core Team prior to the issuance of Form SD and this Conflict Minerals Report. We also report any significant due diligence findings to the Core Team as they arise. For example, if we find that we source 3TG in a manner that we believe directly or indirectly finances or benefits armed groups in the Covered Countries, Baxter intends to assess the supplier relationship and encourage the supplier in question to establish an alternative source of 3TG that does not support such conflict.

Based on the smelter or refiner risk criteria noted above, risk mitigation activities will be initiated for facilities identified as being of highest concern to the supply chain as reported on a CMRT by any of the suppliers surveyed. Through our third-party vendor, suppliers associated with any of these high risk facilities are instructed to take their own risk mitigation actions.

As per the OECD Due Diligence Guidance, risk mitigation will depend on the supplier’s specific context, with the ultimate goal of progressive elimination of these risks from the supply chain. Furthermore, suppliers are guided to our third-party vendor’s learning management system to engage in educational materials on mitigating the risk of smelters or refiners in the supply chain.

As a member of the RMI, we work with upstream suppliers as the RMI provides in-region components of risk assessment and mitigation. Additionally, through this membership, we support the RMI’s efforts to monitor whether SOR(s) demonstrate significant and measurable improvement within six months from the adoption of their risk management plans and, as noted above, we support the RMI’s independent third party audits of the SOR’s due diligence practices through the RMAP.

Carry-out independent third party audit of supply chain due diligence at identified points in the supply chain

We do not have a direct relationship with smelters and refiners and therefore do not perform or direct audits of these entities. However, as noted above, we support the independent third-party audits of the SOR’s due diligence practices through the RMI's RMAP.

Report on supply chain due diligence

This Conflict Minerals Report, which constitutes our annual report on our due diligence efforts, is available on our website at https://www.baxter.com/policies-positions/conflict-minerals-policy-position-statement.

Results of Due Diligence

Survey results

As described above, the Company actively surveys our supply chain and reviews the responses against criteria developed to determine whether further engagement is required. These criteria include untimely responses, incomplete responses and inconsistencies within the data reported in the CMRT.

As of May 1, 2026, we received responses from approximately 90% of surveyed suppliers for the 2025 year.

Efforts to determine mine or location of origin

Given that we do not have relationships with the ultimate smelters and refiners from which the 3TG in our products is sourced, we have determined that requesting our suppliers to complete the RMI Template and supporting the RMI programs and initiatives represent our good faith effort to determine the mines or locations of origin of 3TG in our supply chain.

Smelters and refiners

Of the suppliers surveyed, many completed the RMI template at the company, business unit or entity level and are unable to represent that 3TG from the processing facilities they listed had actually been included in components that they supplied to us. The quality of the responses that we received from our surveyed suppliers continues to be varied. Many of the responses provided by supplier via the CMRT included the names of facilities listed by the suppliers as smelters or refiners. The CMRTs submitted by suppliers that do not list at least one smelter for each 3TG claimed on the CMRT are considered invalid and our third-party provider follows up on these, urging suppliers to resubmit the form and include smelter information. There are still suppliers that are unable to provide SORs used for the materials supplied to us.

Based on the smelter list provided by suppliers via the CMRTs and publicly available information, we have identified 207 smelters that are deemed RMAP Conformant – this indicates our determination that these smelters or refiners are compliant with the RMAP assessment protocols.

As detailed above, risk mitigation activities were initiated on the suppliers submitting high risk entries in their CMRT, including certain smelters subject to U.S. or other relevant sanctions. These smelters or refiners, however, may not be present in the Baxter supply chain as these Baxter suppliers were only able to provide company-level CMRTs which do not directly link those smelters or refiners to the products they provide to Baxter. In addition, with respect to any potential inputs from sanctioned smelters, the products that Baxter purchases from its suppliers would have been substantially transformed multiple times prior to the supplier receiving any such inputs.

Appendix A lists the smelters and refiners that the suppliers we surveyed reported as being in their supply chains. We have not listed in Appendix A any smelters or refiners that our third-party has not been able to validate. Appendix B includes an aggregate list of the countries of origin from which the reported facilities collectively source conflict minerals based on information provided by suppliers and the RMI.

Steps to Be Taken

We are committed to complying with the provisions of Rule 13p-1 and Form SD and expect to continue our Conflict Minerals Program and related due diligence. Our next steps may include, but are not limited to, the following:
•engage with suppliers to continue addressing their compliance requirements, including due diligence regarding sanctions and other potentially applicable requirements, and direct them to training resources in an effort to increase the number of suppliers that utilize our third-party vendor’s learning management system, with a goal of increasing our response rate and improving the content of responses, thereby helping us to enhance our RCOI process and efforts to determine the processing facilities for, and country of origin of, our 3TG with the greatest specificity possible;
•via our third-party vendor, increase the emphasis on clean and validated smelter and refiner information from our supply chain as the list of conflict-free smelters and refiners grows and more smelters and refiners declare their intent to enroll in the program; and
•via our third-party vendor, encourage our suppliers to have due diligence procedures in place for their supply chains to improve the content of the responses from such suppliers.

Forward-Looking Statements

This report includes "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995, concerning the Company’s conflict mineral policies, related activities and potential future actions. These forward-looking statements provide current expectations of future events and are based on assumptions about many important factors, including the following, which could cause actual results to differ materially from those in the forward-looking statements: the Company is exposed to risks as a result of its strategic actions; the Company may not achieve the anticipated benefits of its significant transactions, including the sale of its Kidney Care business and its acquisition of Hill-Rom Holdings, Inc.; the Company’s significant indebtedness requires it to use a substantial amount of its cash flow for debt service and constrains the Company’s ability to pursue growth strategies and advance its R&D capabilities; there is substantial competition in the product markets in which the Company operates and the risk of declining demand and pricing pressures could adversely affect the Company’s business, results of operations, financial condition and cash flows; the Company may be unable to successfully introduce or monetize new and existing products or services or keep pace with changing consumer preferences and needs or advances in technology; the Company may not achieve its financial goals; the Company has experienced disruptions in its supply chain; global economic conditions, including inflation, have adversely affected, and could continue to adversely affect, the Company’s operations; the Company may not be successful in achieving expected operating efficiencies and sustaining or improving operating expense reductions; continued consolidation in the health care industry or additional governmental controls exerted over pricing and access in key markets could lead to increased demands for price concessions or limit or eliminate the Company’s ability to sell to certain of its significant market segments; the Company’s operating results and financial condition have fluctuated and may in the future continue to fluctuate; management transition creates uncertainties, and the Company may experience difficulties in managing such transitions, including attracting and retaining key employees; changes in foreign currency exchange rates and interest rates have had, and may in the future have, an adverse effect on the Company’s results of operations, financial condition, cash flows, and liquidity; the Company is subject to risks associated with doing business globally, including changes in tariffs and trade policies, treaties (including with respect to the validity of previously issued tariffs and the availability of any related refunds) as well as the ongoing Iran conflict, changes to sourcing restrictions and other geopolitical events; future material impairments in the value of the Company’s goodwill, intangible assets, and other long-lived assets would negatively affect the Company’s operating results; segments of the Company’s business are significantly dependent on major contracts with group purchasing organizations, integrated delivery networks, and certain other distributors and purchasers; the Company may be unable to obtain sufficient components or raw materials on a timely basis or for a cost-effective price; the Company may experience manufacturing, sterilization, supply, or distribution difficulties; the Company has experienced and may continue to experience issues with quality management or product quality, including with respect to Novum IQ Large Volume Pump; the Company may experience breaches and breakdowns affecting its information technology systems or protected information, including from obsolescence, cyber security breaches and data leakage; the Company is exposed to risks associated with incorporating artificial intelligence (AI), machine learning and other emerging technologies into our products, services and operations; a portion of the Company’s workforce is unionized, and the Company could face labor disruptions that would interfere with its operations; the effects of climate change, including legal, regulatory, or market measures related to climate change and other sustainability topics, could adversely affect the Company’s business, results of operations, financial condition, and cash flows; the Company’s commitments, goals, activities, and disclosures related to sustainability and corporate responsibility matters, and the perception of the Company’s activities in these areas, may fail to satisfy the differing expectations of key stakeholders on these matters; the Company is subject to laws and regulations globally, and its failure to comply with rapidly changing and increasingly divergent expectations of regulators in different jurisdictions could adversely impact the Company; if reimbursement or other payment for our current or future products is reduced or modified in the U.S. or in foreign countries, or there are changes to policies with respect to pricing, taxation, or rebates, the Company’s business could suffer; increasing regulatory focus on, and expanding laws relating to, privacy, artificial intelligence, and cybersecurity could impact the Company’s business and expose it to increased liability; the Company is party to a number of pending lawsuits and other disputes which may adversely impact it; the Company could be subject to fines or damages and possible exclusion from participation in federal or state healthcare programs if it fails to comply with the laws and regulations applicable to its business; if the Company is unable to protect or enforce its patents or other proprietary rights, or if the Company becomes subject to claims or litigation alleging infringement of the patents or other proprietary rights of others, the Company’s competitiveness and business prospects may be materially damaged; changes in tax laws or exposure to additional income tax liabilities may have a negative impact on the Company’s operating results; the Company’s Amended and Restated Bylaws could limit its stockholders’ ability to choose their preferred judicial forum for disputes with the Company or its directors, officers, or employees; the Company recently decreased its quarterly dividend to $0.01 per share and cannot guarantee that it will increase the amount of dividends it pays, or that it will not cease paying dividends; the Company’s common stock price has fluctuated significantly and may continue to do so; and other risks identified in Baxter’s most recent filings on Form 10-K and Form 10-Q and other SEC filings, all of which are available on Baxter’s website. Baxter assumes no obligation, and expressly disclaims any obligation, to update or revise any of its forward-looking statements, whether as a result of new information or future events, unless otherwise required by the federal securities laws.

Appendix A:

The following smelters and refiners were reported by our suppliers as being in their supply chains.

Metal	Smelter Name	Smelter Facility Location
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan
Gold	Matsuda Sangyo Co., Ltd.	Japan
Gold	Metalor USA Refining Corporation	United States Of America
Gold	Mitsubishi Materials Corporation	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan
Gold	Nihon Material Co., Ltd.	Japan
Gold	Royal Canadian Mint	Canada
Gold	Sumitomo Metal Mining Co., Ltd.	Japan
Gold	Tokuriki Honten Co., Ltd.	Japan
Gold	TITAN COMPANY LIMITED, JEWELLERY DIVISION	India
Gold	Dowa	Japan
Gold	Eco-System Recycling Co., Ltd. East Plant	Japan
Gold	Heraeus Metals Hong Kong Ltd.	China
Gold	Ishifuku Metal Industry Co., Ltd.	Japan
Gold	Kojima Chemicals Co., Ltd.	Japan
Gold	LS MnM Inc.	Korea, Republic Of
Gold	Solar Applied Materials Technology Corp.	Taiwan, Province Of China
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan
Gold	Advanced Chemical Company	United States Of America
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil
Gold	Argor-Heraeus S.A.	Switzerland
Gold	Aurubis AG	Germany
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines
Gold	Boliden Ronnskar	Sweden
Gold	C. Hafner GmbH + Co. KG	Germany
Gold	CCR Refinery - Glencore Canada Corporation	Canada
Gold	Chimet S.p.A.	Italy
Gold	Chugai Mining	Japan
Gold	DSC (Do Sung Corporation)	Korea, Republic Of
Gold	LT Metal Ltd.	Korea, Republic Of
Gold	Heimerle + Meule GmbH	Germany
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China
Gold	Istanbul Gold Refinery	Turkey
Gold	Japan Mint	Japan
Gold	Jiangxi Copper Co., Ltd.	China
Gold	Asahi Refining USA Inc.	United States Of America

Gold	Asahi Refining Canada Ltd.	Canada
Gold	Kazzinc	Kazakhstan
Gold	Kennecott Utah Copper LLC	United States Of America
Gold	Materion	United States Of America
Gold	Metalor Technologies (Suzhou) Ltd.	China
Gold	Metalor Technologies (Hong Kong) Ltd.	China
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore
Gold	Metalor Technologies S.A.	Switzerland
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan
Gold	MKS PAMP SA	Switzerland
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia
Gold	PX Precinox S.A.	Switzerland
Gold	Rand Refinery (Pty) Ltd.	South Africa
Gold	SEMPSA Joyeria Plateria S.A.	Spain
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China
Gold	Shandong Gold Smelting Co., Ltd.	China
Gold	Torecom	Korea, Republic Of
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium
Gold	United Precious Metal Refining, Inc.	United States Of America
Gold	Valcambi S.A.	Switzerland
Gold	Yamakin Co., Ltd.	Japan
Gold	Yokohama Metal Co., Ltd.	Japan
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China
Gold	MMTC-PAMP India Pvt., Ltd.	India
Gold	KGHM Polska Miedz Spolka Akcyjna	Poland
Gold	Emirates Gold DMCC	United Arab Emirates
Gold	T.C.A S.p.A	Italy
Gold	REMONDIS PMR B.V.	Netherlands
Gold	Korea Zinc Co., Ltd.	Korea, Republic Of
Gold	SAAMP	France
Gold	L'Orfebre S.A.	Andorra
Gold	Italpreziosi	Italy
Gold	WIELAND Edelmetalle GmbH	Germany
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	Austria
Gold	Bangalore Refinery	India
Gold	SungEel HiMetal Co., Ltd.	Korea, Republic Of
Gold	Planta Recuperadora de Metales SpA	Chile

Gold	Aida Chemical Industries Co., Ltd.	Japan
Gold	Agosi AG	Germany
Gold	Cendres + Metaux S.A.	Switzerland
Gold	JSC Novosibirsk Refinery	Russian Federation
Gold	Heraeus Germany GmbH Co. KG	Germany
Gold	JSC Uralelectromed	Russian Federation
Gold	Kyrgyzaltyn JSC	Kyrgyzstan
Gold	Moscow Special Alloys Processing Plant	Russian Federation
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	Russian Federation
Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation
Gold	Samduck Precious Metals	Korea, Republic Of
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation
Gold	Western Australian Mint (T/a The Perth Mint)	Australia
Gold	Umicore Precious Metals Thailand	Thailand
Gold	Singway Technology Co., Ltd.	Taiwan, Province Of China
Gold	Al Etihad Gold Refinery DMCC	United Arab Emirates
Gold	Marsam Metals	Brazil
Gold	AU Traders and Refiners	South Africa
Gold	Safimet S.p.A	Italy
Gold	NH Recytech Company	Korea, Republic Of
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	China
Gold	Hunan Chenzhou Mining Co., Ltd.	China
Gold	Caridad	Mexico
Gold	Yunnan Copper Industry Co., Ltd.	China
Gold	Daye Non-Ferrous Metals Mining Ltd.	China
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	China
Gold	HwaSeong CJ CO., LTD.	Korea, Republic Of
Gold	Kazakhmys Smelting LLC	Kazakhstan
Gold	Lingbao Gold Co., Ltd.	China
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	China
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan
Gold	Penglai Penggang Gold Industry Co., Ltd.	China
Gold	Sabin Metal Corp.	United States Of America
Gold	Samwon Metals Corp.	Korea, Republic Of
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	China
Gold	Super Dragon Technology Co., Ltd.	Taiwan, Province Of China
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	China
Gold	Tongling Nonferrous Metals Group Co., Ltd.	China
Gold	Morris and Watson	New Zealand
Gold	SAFINA A.S.	Czechia
Gold	Shandong Humon Smelting Co., Ltd.	China

Gold	Shenzhen Zhonghenglong Real Industry Co., Ltd.	China
Gold	International Precious Metal Refiners	United Arab Emirates
Gold	Fujairah Gold FZC	United Arab Emirates
Gold	Shirpur Gold Refinery Ltd.	India
Gold	TOO Tau-Ken-Altyn	Kazakhstan
Gold	Abington Reldan Metals, LLC	United States Of America
Gold	Shenzhen CuiLu Gold Co., Ltd.	China
Gold	SHENZHEN JINJUNWEI RESOURCE COMPREHENSIVE DEVELOPMENT CO., LTD.	China
Gold	8853 S.p.A.	Italy
Gold	GGC Gujrat Gold Centre Pvt. Ltd.	India
Gold	Modeltech Sdn Bhd	Malaysia
Gold	Degussa Sonne / Mond Goldhandel GmbH	Germany
Gold	Pease & Curren	United States Of America
Gold	JALAN & Company	India
Gold	ABC Refinery Pty Ltd.	Australia
Gold	State Research Institute Center for Physical Sciences and Technology	Lithuania
Gold	Gold Coast Refinery	Ghana
Gold	QG Refining, LLC	United States Of America
Gold	Dijllah Gold Refinery FZC	United Arab Emirates
Gold	CGR Metalloys Pvt Ltd.	India
Gold	Sovereign Metals	India
Gold	Eco-System Recycling Co., Ltd. North Plant	Japan
Gold	Eco-System Recycling Co., Ltd. West Plant	Japan
Gold	Augmont Enterprises Private Limited	India
Gold	Kundan Care Products Ltd.	India
Gold	Emerald Jewel Industry India Limited (Unit 1)	India
Gold	Emerald Jewel Industry India Limited (Unit 2)	India
Gold	Emerald Jewel Industry India Limited (Unit 3)	India
Gold	Emerald Jewel Industry India Limited (Unit 4)	India
Gold	K.A. Rasmussen	Norway
Gold	Alexy Metals	United States Of America
Gold	MD Overseas	India
Gold	Metallix Refining Inc.	United States Of America
Gold	Metal Concentrators SA (Pty) Ltd.	South Africa
Gold	WEEEREFINING	France
Gold	Gold by Gold Colombia	Colombia
Gold	Dongwu Gold Group	China
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Russian Federation
Gold	Fidelity Printers and Refiners Ltd.	Zimbabwe
Gold	Kyshtym Copper-Electrolytic Plant ZAO	Russian Federation
Gold	African Gold Refinery	Uganda

Gold	Albino Mountinho Lda.	Portugal
Gold	Sam Precious Metals	United Arab Emirates
Gold	Coimpa Industrial LTDA	Brazil
Gold	GG Refinery Ltd.	Tanzania, United Republic Of
Gold	Attero Recycling Pvt Ltd	India
Gold	Impala Platinum - Platinum Metals Refinery (PMR)	South Africa
Gold	Elite Industech Co., Ltd.	Taiwan, Province Of China
Gold	NOBLE METAL SERVICES	United States Of America
Gold	Minera Titán del Perú SRL (MTP) - Belen Plant	Peru
Gold	Advanced Chemical Company	United States Of America
Gold	SOLEIL METALS (Chala One Plant)	Peru
Gold	SOLEIL METALS (YAKARI Plant)	Peru
Gold	Gasabo Gold Refinery Ltd	Rwanda
Gold	Asahi Pretec Corp.	Japan
Gold	Asaka Riken Co., Ltd.	Japan
Tantalum	TANIOBIS GmbH	Germany
Tantalum	F&X Electro-Materials Ltd.	China
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	China
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	China
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China
Tantalum	Jiujiang Tanbre Co., Ltd.	China
Tantalum	Jiangxi Tuohong New Raw Material	China
Tantalum	AMG Brasil	Brazil
Tantalum	Metallurgical Products India Pvt., Ltd.	India
Tantalum	Mineracao Taboca S.A.	Brazil
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan
Tantalum	NPM Silmet AS	Estonia
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation
Tantalum	Taki Chemical Co., Ltd.	Japan
Tantalum	Telex Metals	United States Of America
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China
Tantalum	D Block Metals, LLC	United States Of America
Tantalum	FIR Metals & Resource Ltd.	China
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China
Tantalum	KEMET de Mexico	Mexico
Tantalum	TANIOBIS Co., Ltd.	Thailand

Tantalum	Materion Newton Inc.	United States Of America
Tantalum	TANIOBIS Japan Co., Ltd.	Japan
Tantalum	TANIOBIS Smelting GmbH & Co. KG	Germany
Tantalum	Global Advanced Metals Boyertown	United States Of America
Tantalum	Global Advanced Metals Aizu	Japan
Tantalum	Resind Industria e Comercio Ltda.	Brazil
Tantalum	5D Production OU	Estonia
Tantalum	PowerX Ltd.	Rwanda
Tantalum	Jiangxi Sanshi Nonferrous Metals Co., Ltd	China
Tin	Metallic Resources, Inc.	United States Of America
Tin	PT Timah Tbk Mentok	Indonesia
Tin	EM Vinto	Bolivia (Plurinational State Of)
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China
Tin	Mineracao Taboca S.A.	Brazil
Tin	Minsur	Peru
Tin	PT Mitra Stania Prima	Indonesia
Tin	PT Timah Tbk Kundur	Indonesia
Tin	Thaisarco	Thailand
Tin	Aurubis Beerse	Belgium
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China
Tin	China Tin Group Co., Ltd.	China
Tin	Mitsubishi Materials Corporation	Japan
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand
Tin	Operaciones Metalurgicas S.A.	Bolivia (Plurinational State Of)
Tin	PT Artha Cipta Langgeng	Indonesia
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil
Tin	PT ATD Makmur Mandiri Jaya	Indonesia
Tin	O.M. Manufacturing Philippines, Inc.	Philippines
Tin	Resind Industria e Comercio Ltda.	Brazil
Tin	Aurubis Berango	Spain
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China
Tin	Tin Technology & Refining	United States Of America
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	China
Tin	PT Aries Kencana Sejahtera	Indonesia
Tin	Fenix Metals	Poland
Tin	Gejiu Kai Meng Industry and Trade LLC	China
Tin	PT Prima Timah Utama	Indonesia
Tin	Rui Da Hung	Taiwan, Province Of China

Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China
Tin	Melt Metais e Ligas S.A.	Brazil
Tin	Modeltech Sdn Bhd	Malaysia
Tin	PT Premium Tin Indonesia	Indonesia
Tin	Estanho de Rondonia S.A.	Brazil
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China
Tin	Jiangxi New Nanshan Technology Ltd.	China
Tin	CV Ayi Jaya	Indonesia
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	Viet Nam
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	Viet Nam
Tin	An Vinh Joint Stock Mineral Processing Company	Viet Nam
Tin	Super Ligas	Brazil
Tin	PT Bangka Prima Tin	Indonesia
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	China
Tin	Luna Smelter, Ltd.	Rwanda
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	China
Tin	Precious Minerals and Smelting Limited	India
Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.	China
Tin	PT Mitra Sukses Globalindo	Indonesia
Tin	Novosibirsk Tin Combine	Russian Federation
Tin	VQB Mineral and Trading Group JSC	Viet Nam
Tin	PT Rajehan Ariq	Indonesia
Tin	PT Cipta Persada Mulia	Indonesia
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	Brazil
Tin	CRM Synergies	Spain
Tin	Fabrica Auricchio Industria e Comercio Ltda.	Brazil
Tin	PT Putera Sarana Shakti (PT PSS)	Indonesia
Tin	Dowa	Japan
Tin	Ma'anshan Weitai Tin Co., Ltd.	China
Tin	Mining Minerals Resources SARL	Congo, Democratic Republic Of The
Tin	Takehara PVD Materials Plant / PVD Materials Division of MITSUI MINING & SMELTING CO., LTD.	Japan
Tin	Malaysia Smelting Corporation Berhad (Port Klang)	Malaysia
Tin	Woodcross Smelting Company Limited	Uganda
Tin	RIKAYAA GREENTECH PRIVATE LIMITED	India
Tin	Global Advanced Metals Greenbushes Pty Ltd.	Australia
Tin	Longnan Chuangyue Environmental Protection Technology Development Co., Ltd	China
Tin	Alpha Assembly Solutions Inc	United States Of America
Tin	Dongguan Best Alloys Co., Ltd.	China
Tin	PT Masbro Alam Stania	Indonesia
Tin	P Kay Metal, Inc	United States Of America

Tin	PT Mitra Graha Raya	Indonesia
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China
Tungsten	Hunan Jintai New Material Co., Ltd.	China
Tungsten	Xiamen Tungsten Co., Ltd.	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China
Tungsten	A.L.M.T. Corp.	Japan
Tungsten	Kennametal Huntsville	United States Of America
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China
Tungsten	Global Tungsten & Powders LLC	United States Of America
Tungsten	Japan New Metals Co., Ltd.	Japan
Tungsten	Kennametal Fallon	United States Of America
Tungsten	Wolfram Bergbau und Hutten AG	Austria
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China
Tungsten	Asia Tungsten Products Vietnam Ltd.	Viet Nam
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	China
Tungsten	H.C. Starck Tungsten GmbH	Germany
Tungsten	TANIOBIS Smelting GmbH & Co. KG	Germany
Tungsten	Masan High-Tech Materials	Viet Nam
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China
Tungsten	Niagara Refining LLC	United States Of America
Tungsten	Hydrometallurg, JSC	Russian Federation
Tungsten	Unecha Refractory metals plant	Russian Federation
Tungsten	Moliren Ltd.	Russian Federation
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	China
Tungsten	China Molybdenum Tungsten Co., Ltd.	China
Tungsten	Lianyou Metals Co., Ltd.	Taiwan, Province Of China
Tungsten	JSC "Kirovgrad Hard Alloys Plant"	Russian Federation
Tungsten	NPP Tyazhmetprom LLC	Russian Federation
Tungsten	Hubei Green Tungsten Co., Ltd.	China
Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	Brazil
Tungsten	Cronimet Brasil Ltda	Brazil
Tungsten	OOO “Technolom” 2	Russian Federation
Tungsten	OOO “Technolom” 1	Russian Federation
Tungsten	Fujian Xinlu Tungsten Co., Ltd.	China
Tungsten	YUDU ANSHENG TUNGSTEN CO., LTD.	China
Tungsten	Tungsten Vietnam Joint Stock Company	Viet Nam

Tungsten	Nam Viet Cromit Joint Stock Company	Viet Nam
Tungsten	Lianyou Resources Co., Ltd.	Taiwan, Province Of China
Tungsten	Shinwon Tungsten (Fujian Shanghang) Co., Ltd.	China
Tungsten	Philippine Carreytech Metal Corp.	Philippines
Tungsten	Philippine Bonway Manufacturing Industrial Corporation	Philippines
Tungsten	S.P.T. spol.s r.o.	Czechia
Tungsten	Tungamoy Metals Inc.	Korea, Republic Of
Tungsten	Uzbek Refractory and Heat-Resistant Metals	Uzbekistan
Tungsten	KENEE MINING VIETNAM COMPANY LIMITED	Viet Nam
Tungsten	Jing Yuan Tungsten Technology Co., Ltd.	Taiwan, Province Of China

Appendix B:

This list of potential countries of origin is populated based on publicly available information, our RCOI and due diligence. It is important to note that this is also based on company level responses and therefore, it is not certain which of these countries of origin can be linked to our products.

Baxter list of potential countries of origin:

Albania, Andorra, Angola, Argentina, Armenia, Australia, Austria, Azerbaijan, Belarus, Belgium, Benin, Bermuda, Bolivia (Plurinational State of), Botswana, Brazil, Bulgaria, Burkina Faso, Burundi, Cambodia, Canada, Central African Republic, Chile, China, Colombia, Congo, Cyprus, Democratic Republic of the Congo, Djibouti, Dominica, Dominican Republic, Ecuador, Egypt, El Salvador, Eritrea, Estonia, Ethiopia, Fiji, Finland, France, Georgia, Germany, Ghana, Guatemala, Guinea, Guyana, Honduras, Hong Kong, Hungary, India, Indonesia, Ireland, Israel, Italy, Japan, Jersey, Kazakhstan, Kenya, Korea, Kyrgyzstan, Liberia, Liechtenstein, Lithuania, Luxembourg, Madagascar, Malaysia, Mali, Mauritania, Mexico, Mongolia, Morocco, Mozambique, Myanmar, Namibia, Netherlands, New Zealand, Nicaragua, Niger, Nigeria, Norway, Oman, Panama, Papua New Guinea, Peru, Philippines, Poland, Portugal, Russian Federation, Rwanda, Saudi Arabia, Senegal, Serbia, Sierra Leone, Singapore, Slovakia, Solomon Islands, South Africa, South Sudan, Spain, Sudan, Suriname, Sweden, Switzerland, Taiwan, Tajikistan, Tanzania, Thailand, Turkey, Uganda, United Arab Emirates, United Kingdom, United States, Uruguay, Uzbekistan, Vietnam, Zambia and Zimbabwe.